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Coinbase User Agreement

Last updated: July 2, 2021

Welcome to Coinbase! This is a User Agreement between you (also referred to herein as "Client," "User," or customer) and Coinbase Inc. ("**Coinbase**"). This User Agreement ("**Agreement**") governs your use of the services provided by Coinbase described below ("**Coinbase Services**" or "**Services**"). By signing up to use an account through coinbase.com, pro.coinbase.com, APIs, or the Coinbase mobile application (collectively the "**Coinbase Site**"), you agree that you have read, understand, and accept all of the terms and conditions contained in this Agreement including Section 8.2. "Arbitration; Waiver of Class Action", as well as our Privacy Policy, Cookie Policy, and E-Sign Consent Policy.

> As with any asset, the value of Digital Currencies can go up or down and there can be a substantial risk that you lose money buying, selling, holding, or investing in digital currencies. You should carefully consider whether trading or holding Digital Currencies is suitable for you in light of your financial condition. Coinbase is not registered with the U.S. Securities and Exchange Commission and does not offer securities services in the United States or to U.S. persons.

Part 1: GENERAL USE

1. Account Setup

1.1. Eligibility. To be eligible to use the Coinbase Services, you must be at least 18 years old, and reside in the United States.

1.2. Terms. We may amend or modify this Agreement at any time by posting the revised agreement on the Coinbase Site and/or providing a copy to you (a "**Revised Agreement**"). The Revised Agreement shall be effective as of the time it is posted but will not apply retroactively. Your continued use of the Services after the posting of a Revised Agreement constitutes your acceptance of such

of personal data, such as your biometric information. In providing us with this or any other information that may be required, you confirm that the information is accurate and authentic. You agree to keep us updated if any of the information you provide changes. **You authorize us to make inquiries, whether directly or through third parties, that we consider necessary to verify your identity or protect you and/or us against fraud or other financial crime, and to take action we reasonably deem necessary based on the results of such inquiries. When we carry out these inquiries, you acknowledge and agree that your personal information may be disclosed to credit reference and fraud prevention or financial crime agencies and that these agencies may respond to our inquiries in full. This is an identity check only and should have no adverse effect on your credit rating.** Further, you authorize your wireless operator (AT&T, Sprint, T-Mobile, US Cellular, Verizon, or any other branded wireless operator) to use your mobile number, name, address, email, network status, customer type, customer role, billing type, mobile device identifiers (IMSI and IMEI) and other subscriber status details, if available, solely to allow verification of your identity and to compare information you have provided to Coinbase with your wireless operator account profile information for the duration of the business relationship. See our Privacy Policy for how we treat your data.

1.5. Access. To access the Coinbase Services, you must have the necessary equipment (such as a smartphone or laptop) and the associated telecommunication service subscriptions to access the Internet. The Coinbase Services can be accessed directly using the Coinbase Site. Access to Coinbase Services may become degraded or unavailable during times of significant volatility or volume. This could result in the inability to buy or sell for periods of time and may also lead to support response time delays. Although we strive to provide you with excellent service, we do not represent that the Coinbase Site or other Coinbase Services will be available without interruption and we do not guarantee that any order will be executed, accepted, recorded, or remain open. Coinbase shall not be liable for any losses resulting from or arising out of transaction delays.

2. Wallet and Custodial Services

2.1. Wallet Services. As part of your Coinbase Account, Coinbase will provide qualifying users access to: (a) a hosted Digital Currency wallet(s) for holding Digital Currencies ("**Digital Currency Wallet**"), and (b) a hosted US Dollars ("**USD**") wallet for holding USD (a "**USD Wallet**").

2.2. Hosted Digital Currency Wallet. Your Digital Currency Wallet allows you to store, track, transfer, and manage your balances of Digital Currency. As used throughout, "**Digital Currency**" means only those particular digital currencies listed as available to trade or custody in your Coinbase Account (also referred to as "**Supported Digital Currency**"). Services and supported assets may vary by jurisdiction. We securely store Digital Currency private keys, which are used to process transactions, in a combination of online and offline storage. As a result of our security protocols, it may be necessary for us to retrieve private keys or related information from offline storage in order to facilitate a Digital Currency Transfers in accordance with your instructions, and you acknowledge that this may delay the initiation or crediting of such Digital Currency Transfers. You may elect to use other services, such as the Coinbase Vault, which allow you to set withdrawal time-delays and create other conditions around the custody and transfer of your Digital Currency. Additional rules associated with such product(s) and service(s) may apply.

2.3. Supported Digital Currencies. Your Coinbase Account is intended solely for proper use of Supported Digital Currencies as designated on the Site. ***Under no circumstances should you attempt to use your Digital Currency Wallet to store, send, request, or receive any assets other than Supported Digital Currencies. Coinbase assumes no responsibility in connection with any attempt to use your Digital Currency Wallet with digital currencies that we do not support. If you have any questions about our current list of Supported Digital Currencies, please visit https://support.coinbase.com.***

2.4. Supplemental Protocols Excluded. Unless specifically announced on the Coinbase Site or other official public statement of Coinbase, Supported Digital Currencies excludes all other protocols and/or functionality which supplement or interact with the Supported Digital Currency. This exclusion includes but is not limited to: metacoins, colored coins, side chains, or other derivative, enhanced, or forked protocols, tokens, or coins or other functionality, such as staking, protocol governance, and/or any smart contract functionality, which may supplement or interact with a Digital Currency we support. Do not use your Coinbase Account to attempt to receive, request, send, store, or engage in any other type of transaction or functionality involving any such protocol as Coinbase is not configured to detect, secure, or process these transactions and functionality. Any attempted transactions in such items will result in loss of the item. ***You acknowledge and agree that supplemental protocols are excluded from Supported Digital Currency and that Coinbase has no liability for any losses related to supplemental protocols.***

2.5 Operation of Digital Currency Protocols. We do not own or control the underlying software protocols which govern the operation of Digital Currency supported on our platform. Generally, the underlying protocols are open source, and anyone can use, copy, modify, and distribute them. We assume no responsibility for the operation of the underlying protocols and we are not able to guarantee the functionality or security of network operations. In particular, the underlying protocols may be subject to sudden changes in operating rules (including "**forks**"). Any such material operating changes may materially affect the availability, value, functionality, and/or the name of the Digital Currency you store in your Digital Currency Wallet. Coinbase does not control the timing

discretion and includes deciding not to support any new digital currency, fork, or other actions. ***You acknowledge and accept the risks of operating changes to Digital Currency protocols and agree that Coinbase is not responsible for such operating changes and not liable for any loss of value you may experience as a result of such changes in operating rules. You acknowledge and accept that Coinbase has sole discretion to determine its response to any operating change and that we have no responsibility to assist you with unsupported currencies or protocols.***

2.6. Digital Currency Custody and Title. All Digital Currencies held in your Digital Currency Wallet are custodial assets held by Coinbase for your benefit, as described in further detail below.

2.6.1 Ownership. Title to Digital Currency shall at all times remain with you and shall not transfer to Coinbase. As the owner of Digital Currency in your Digital Wallet, you shall bear all risk of loss of such Digital Currency. Coinbase shall have no liability for Digital Currency fluctuations. None of the Digital Currencies in your Digital Currency Wallet are the property of, or shall or may be loaned to, Coinbase; Coinbase does not represent or treat assets in User's Digital Currency Wallets as belonging to Coinbase. Coinbase may not grant a security interest in the Digital Currency held in your Digital Currency Wallet. Except as required by a facially valid court order, or except as provided herein, Coinbase will not sell, transfer, loan, hypothecate, or otherwise alienate Digital Currency in your Digital Currency Wallet unless instructed by you.

2.6.2 Control. You control the Digital Currencies held in your Digital Currency Wallet. At any time, subject to outages, downtime, and other applicable policies, you may withdraw your Digital Currency by sending it to a different blockchain address. As long as you continue to custody your Digital Currencies with Coinbase, Coinbase shall retain control over electronic private keys associated with blockchain addresses operated by Coinbase, including the blockchain addresses that hold your Digital Currency.

2.6.3 Acknowledgement of Risk. You acknowledge that Digital Currency is not subject to protections or insurance provided by the Federal Deposit Insurance Corporation or the Securities Investor Protection Corporation.

2.6.4 Digital Currencies Not Segregated. In order to more securely custody assets, Coinbase may use shared blockchain addresses, controlled by Coinbase, to hold Digital Currencies held on behalf of customers and/or held on behalf of Coinbase. Although we maintain separate ledgers for Client and Coinbase accounts, Coinbase shall have no obligation to segregate by blockchain address Digital Currencies owned by you from Digital Currencies owned by other customers or by Coinbase.

2.7. USD Wallet. Your USD Wallet allows you to hold and transfer USD with your Coinbase Account as described below. In general, we will combine the balance of your USD Wallet with other customers' balances and either hold those funds in a custodial account at a U.S. FDIC-insured bank or invest those funds in liquid investments, such as U.S. treasuries, in accordance with state money transmitter laws. Coinbase owns the interest or other earnings on these investments. Pooled customer funds are held apart from Coinbase's corporate funds and Coinbase will neither use these funds for its operating expenses or any other corporate purposes.

2.8. USDC Wallets. You may also elect to buy USD Coin from Coinbase, a Digital Currency fully collateralized by the US Dollar, which is issued by Circle Internet Financial ("Circle") and supported by Coinbase ("USDC"). You are the owner of the balance of your USDC Wallet. Coinbase is not the issuer of USDC, does not hold U.S. Dollars on reserve for USDC holders, and has no obligation to repurchase your USDC for USD. You can redeem your USDC with Circle, and Coinbase may also elect to repurchase your USDC in exchange for USD. You agree to be bound by the terms of the Circle USDC Agreement (located at https://support.usdc.circle.com/hc/en-us/articles/360001233386-Circle-USDC-User-Agreement), which provides additional obligations, undertakings, and limitations with respect to USDC.

3. Payment Services, Purchase & Sale Transactions, Credit Transactions

3.1. USD Funds. You can load funds into your USD Wallet from a valid bank account via ACH transfer or wire transfer. Your USD balance is in a pending state and will not be credited to your USD Wallet until after the bank transfer has cleared, usually with 5 business days. We may debit your linked bank account as soon as you initiate payment. The name on your linked bank account and your wire transfer must match the name verified on your Coinbase Account.

3.2. Transactions on the Coinbase Site. When you purchase (buy) or sell Digital Currency on the Coinbase Site, you are not buying Digital Currency from Coinbase or selling Digital Currency to Coinbase. Coinbase acts as the agent, transacting on your behalf, to facilitate that purchase or sale between you and other Coinbase customers. You can purchase (buy) Digital Currency using: (a) funds in your USD Wallet, (b) Digital Currency held in certain Digital Currency Wallets, as permitted by Coinbase, (c) a valid bank account in the name that matches the name on your Coinbase Account, or (d) a debit or credit card that matches the name on your Coinbase Account (each a "**Valid Payment Method**"). Your purchase must follow the relevant instructions on the Coinbase Site. Coinbase reserves the right to cancel any transaction not confirmed by you within five (5) seconds after Coinbase quotes a transaction price. A purchase of Digital Currency using a Valid Payment Method generally will initiate on the business day we receive your instructions. Purchased Digital Currency will be deposited in your Digital Currency Wallet as soon as funds have settled to Coinbase, which in the

your Coinbase Account can be found on our Pricing and Fees Disclosures page. By using Coinbase Services you agree to pay all applicable fees. Coinbase reserves the right to adjust its pricing and fees and any applicable waivers at any time. We will always notify you of the pricing and fees which apply to your transaction when you authorize the transaction and in each receipt we issue to you. We may charge network fees (miner fees) to process a Digital Currency Transaction on your behalf. We will calculate the network fee in our discretion, although we will always notify you of the network fee at or before the time you authorize the Digital Currency Transaction. Bank fees charged to Coinbase are netted out of transfers to or from Coinbase. You are responsible for paying any additional fees charged by your financial service provider. We will not process a transfer if associated bank fees exceed the value of the transfer. You may be required to deposit additional USD to cover bank fees if you desire to complete such a transfer.

3.4. Recurring Digital Currency Transactions. If you initiate recurring Digital Currency Transactions, you authorize us to initiate recurring electronic payments in accordance with your selected Digital Currency Transaction and any corresponding payment accounts, such as recurring automated clearing house (ACH) debit or credit entries from or to your linked bank account. Your recurring transactions will occur in identical, periodic installments, based on your period selection (e.g., daily, weekly, monthly), until either you or Coinbase cancels the recurring order. If you select a U.S. Bank Account as your payment method for a recurring transaction, and such transaction falls on a weekend or holiday, or after bank business hours, the ACH credit or debit will be executed on the next business day, although the Digital Currency fees at the time of the regularly-scheduled transaction will apply. If your Bank is unable to process any electronic ACH debit entry, we will notify you of cancellation of the transaction and may avail itself of remedies set forth in this User Agreement to recover any amount owed to Coinbase. This authorization will remain in full force and effect until you change your recurring transaction settings at https://www.coinbase.com/recurring_payments, or until you provide us written notification at https://support.coinbase.com. You agree to notify Coinbase in writing of any changes in your linked bank account information prior to a recurring transaction. Coinbase may, at any time, terminate recurring transactions by providing notice to you.

3.5. Credit Transaction Payments. You may use the "Make A Payment" option on the Coinbase Site from time to time to authorize payments for any credit transaction with us or any of our affiliates, including any amount owing pursuant to any credit agreement you may enter into with us or any of our affiliates, from time to time. With this option, you can authorize us or our affiliates to make a one-time charge to your linked deposit account through the ACH network (your "**Preferred Payment Method**"). You may select or approve the dollar amount and transaction date for each one-time payment you authorize using your Preferred Payment Method. We and our affiliates reserve the right to limit the amount and date of these one-time charges, screen transactions, and take other steps for our own risk management and business reasons. Although we or our affiliates will try to notify you if your depository institution is unable or unwilling to process any one-time charge using your Preferred Payment Method, you agree we are not required to do so and you are still required to make payments in the time and manner required by your credit agreement with us or any of our affiliates.

3.6. Revocation. When you give us instructions to purchase (buy) Digital Currency, you cannot withdraw your consent to that purchase unless the purchase is not scheduled to occur until a future date e.g. you set up a recurring purchase of Digital Currency (a "**Future Transaction**"). In the case of a Future Transaction, you may withdraw your consent up until the end of the business day before the date that the Future Transaction is scheduled to take place. To withdraw your consent to a Future Transaction, follow the instructions on the Coinbase Site.

3.7. Unauthorized and Incorrect Transactions. When a Digital Currency or USD transaction occurs using your credentials, we will assume that you authorized such transaction, unless you notify us otherwise. If you believe you did not authorize a particular transaction or that a transaction was incorrectly carried out, you must contact us as soon as possible either by email free of charge at https://support.coinbase.com or by phone at +1 (888) 908-7930 (international call charges may apply). It is important that you regularly check your USD Wallet and Digital Currency Wallet balances and your transaction history regularly to ensure you notify us as soon as possible of any unauthorized or incorrect transactions to. We are not responsible for any claim for unauthorized or incorrect transactions unless you have notified us in accordance with this section.

3.8. Account Information. You will be able to see your USD Wallet and Digital Currency Wallet balances using the Coinbase Site. You can also see your transaction history using the Coinbase Site, including (i) the amount (and currency) of each Digital Currency Transaction, (ii) a reference to the identify of the payer and/or payee (as appropriate), (iii) any fees charged (excluding any spread, or margin, over the prevailing market rate on Coinbase's trading platform), (iv) if applicable, the rate of exchange, and the amount (in the new currency) after exchange (where you are the payer) or the amount (in the original currency) before the exchange (where you are the payee), and (v) the date of each Digital Currency Transaction.

3.9. Consent to access, processing and storage of your personal data. You consent to us accessing, processing and retaining any personal information you provide to us for the purpose of us providing Coinbase Services to you. This consent is not related to, and does not affect, any rights or obligations we or you have in accordance with data protection laws, privacy laws and regulations. You can withdraw your consent at any time by closing your account with us. However, we may retain and continue to process your personal information for other purposes. Please see our Privacy Policy for further information about how we process your personal data, and the rights you have in respect of this.

3.10. Reversals & Cancellations. You cannot cancel, reverse, or change any transaction marked as complete or pending. If your

type of financial crime; in response to a subpoena, court order, or other government order; if we reasonably suspect that the transaction is erroneous; or if Coinbase suspects the transaction relates to Prohibited Use or a Prohibited Business as set forth below. In such instances, Coinbase will reverse the transaction and we are under no obligation to allow you to reinstate a purchase or sale order at the same price or on the same terms as the cancelled transaction.

3.11. Payment Services Partners. Coinbase may use a third party payment processor to process any US Dollar payment between you and Coinbase, including but not limited to payments in relation to your use of the Digital Currency Transactions or deposits or withdrawals from your USD Wallet or Coinbase Pro Account.

4. Digital Currency Transfers

4.1. In General. If you have sufficiently verified your identity, your Digital Currency Wallet enables you to send Supported Digital Currency to, and request, receive, and store Supported Digital Currency from, third parties by giving instructions through the Coinbase Site. Your transfer of Supported Digital Currencies between your other digital currency wallets (including wallets off the Coinbase Site) and to and from third parties is a "**Digital Currency Transfer**".

4.2. Pending Transactions. Once a Digital Currency Transfer is submitted to a Digital Currency network, the transaction will be unconfirmed and remain in a pending state for a period of time sufficient to confirmation of the transaction by the Digital Currency network. A Digital Currency Transfer is not complete while it is in a pending state. Pending Digital Currency Transfers that are initiated from a Coinbase Account will reflect a pending transaction status and are not available to you for use on the Coinbase platform or otherwise while the transaction is pending.

4.3. Inbound Digital Currency Transfers. When you or a third party sends Digital Currency to a Coinbase wallet from an external wallet not hosted on Coinbase ("**Inbound Transfers**"), the person initiating the transaction is solely responsible for executing the transaction properly, which may include, among other things, payment of sufficient network or miner's fees in order for the transaction to be successful. Insufficient network fees may cause an Inbound Transfer to remain in a pending state outside of Coinbase's control and we are not responsible for delays or loss incurred as a result of an error in the initiation of the transaction and have no obligation to assist in the remediation of such transactions. **By initiating an Inbound Transfer, you attest that you are transacting in a Supported Digital Currency which conforms to the particular Coinbase wallet into which funds are directed. For example, if you select an Ethereum wallet address to receive funds, you attest that you are initiating an Inbound Transfer of Ethereum alone, and not any other currency such as Bitcoin or Ethereum Classic. Coinbase incurs no obligation whatsoever with regard to unsupported digital currency sent to a Coinbase Account or Supported Digital Currency sent to an incompatible Digital Currency wallet. Erroneously transmitted funds will be lost.** We recommend customers send a small amount of Supported Digital Currency as a test prior to initiating a send of a significant amount of Supported Digital Currency. Coinbase may from time to time determine types of Digital Currency that will be supported or cease to be supported.

4.4. Outbound Digital Currency Transfers. When you send Digital Currency from your Coinbase Account to an external wallet ("**Outbound Transfers**"), such transfers are executed at your instruction by Coinbase. You should verify all transaction information prior to submitting instructions to us. Coinbase shall bear no liability or responsibility in the event you enter an incorrect blockchain destination address. We do not guarantee the identity or value received by a recipient of an Outbound Transfer. Digital Currency Transfers cannot be reversed once they have been broadcast to the relevant Digital Currency network, although they may be in a pending state, and designated accordingly, while the transaction is processed by network operators. Coinbase does not control the Digital Currency network and makes no guarantees that a Digital Currency Transfer will be confirmed by the network. We may refuse to process or cancel any pending Outbound Digital Currency Transfers as required by law or any court or other authority to which Coinbase is subject in any jurisdiction. Additionally, we may require you to wait some amount of time after completion of a transaction before permitting you to use further Coinbase Services and/or before permitting you to engage in transactions beyond certain volume limits.

4.5. Transfers to a Recipient Email Address. Coinbase allows you to initiate a Digital Currency Transfer to a Coinbase customer by designating that customer's email address. If you initiate a Digital Currency Transfer to an email address, and the recipient does not have an existing Coinbase Account, we will invite the recipient to open a Coinbase Account. If the recipient does not open a Coinbase Account within 30 days, we will return the relevant Digital Currency to your Digital Currency Wallet.

4.6. Third Party Merchants. We have no control over, or liability for, the delivery, quality, safety, legality or any other aspect of any goods or services that you may purchase from a third party (including other users of Coinbase Digital Currency Services). We are not responsible for ensuring that a third party buyer or a seller you transact with will complete the transaction or is authorised to do so. If you experience a problem with any goods or services purchased from, or sold to, a third party using Digital Currency transferred using the Coinbase Digital Currency Services, or if you have a dispute with such third party, you should resolve the dispute directly with that third party. If you believe a third party has behaved in a fraudulent, misleading, or inappropriate manner, or if you cannot

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5. Additional Services

5.1. Generally. In addition to the Services above, the following services ("**Additional Services**") may be made available by Coinbase to users that fulfill certain eligibility criteria.

5.2. Coinbase Pro Services. Coinbase Pro Services are services related to Coinbase Pro's order matching platform. If you are eligible and elect to use the Coinbase Pro Services, you must establish a Coinbase Pro account at pro.coinbase.com ("**Coinbase Pro Account**"). The provisions of this Section 5.1. apply to your use of such Coinbase Pro Services in addition to the other applicable provisions of this Agreement, including without limitation the releases, indemnities, disclaimers, limitations of liability, prohibited use, dispute resolution, and cancellation policies set forth above. Additionally, you also accept and agree to be bound by the Trading Rules and the Coinbase Pro Trading Fees.

5.2.1 Coinbase Pro Account. You may not sell, lease, furnish or otherwise permit or provide access to your Trading Account to any other entity or to any individual that is not your employee or agent. You accept full responsibility for your employees' or agents' use of Coinbase Pro, whether such use is directly through the Coinbase Pro website or by other means, such as those facilitated through API keys, and/or applications which you may authorize. You understand and agree that you are responsible for any and all orders, trades, and other instructions entered into Coinbase Pro including identifiers, permissions, passwords, and security codes associated with your Coinbase Pro Account.

5.2.2 Order Books. Coinbase Pro Services offer an order book for various Digital Currency and Fiat Currency trading pairs (each an "**Order Book**"). Refer to your Coinbase Pro Account to determine which Order Books are available to you.

5.2.3 Associated Tools. In addition to the Wallet Services detailed in Section 2.1, your Coinbase Pro Account provides you access to associated user tools, accessible at pro.coinbase.com and through the Coinbase Pro API.

5.3. USDC Rewards.

USDC IS NOT LEGAL TENDER. USDC IS A DIGITAL CURRENCY AND COINBASE HAS NO RIGHT TO USE ANY USDC YOU HOLD ON COINBASE. COINBASE IS NOT A DEPOSITORY INSTITUTION, AND YOUR USDC WALLET IS NOT A DEPOSIT ACCOUNT. YOUR USDC WALLET IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION (FDIC) OR THE SECURITIES INVESTOR PROTECTION CORPORATION (SIPC).

5.3.1 Eligibility. If you are eligible, you can earn rewards for holding USDC on Coinbase.com. So long as you hold at least $1 of USDC in your Coinbase.com account, you will automatically earn amounts of USDC as described below in the "Calculation" section ("**USDC Rewards**"). If at any time you do not hold at least $1 of USDC in your Coinbase.com account, your enrollment in USDC Rewards will be paused until such time that you do hold at least $1 of USDC in your Coinbase.com account. During such period you will retain all USDC Rewards previously accrued but not yet distributed. Such accrued rewards will be distributed as described below in the "Calculation" section. If at any time you are deemed ineligible, your enrollment in USDC Rewards will be similarly paused. You can opt-out of, or back into, USDC Rewards at any time by following the instructions here. If you opt-out of USDC Rewards or close your Coinbase.com account, you will forfeit the rewards you have accrued (that are not yet distributed for the current calendar month) up to that time. USDC held on Coinbase Pro is not eligible for USDC Rewards.

5.3.2 Calculation. Rewards are earned on a daily basis in the form of USDC at the then current **USDC Rewards Rate.** Our current **USDC Rewards Rate** can be found here. Our current **USDC Rewards Annual Percentage Yield**, which includes the effect of monthly compounding, can be found here and here. Rewards earned in a particular month are airdropped into your Coinbase.com USDC wallet within 5 business days after the start of the next calendar month. USDC Rewards distributed to you are rounded-down to the nearest sixth decimal place. We use the **Daily Balance Method** to determine the rewards you earn for a particular day, using your average balance of USDC on that specific day as that day's balance. The rate used to determine rewards earned for a particular day is the then current **USDC Rewards Rate** divided by 365.

5.3.3 Changes. We reserve the right to change the **USDC Rewards Rate Annual Percentage Yield** at any time by notification here and here and by other reasonable means of notice (including e-mail). Unless otherwise stated in the notice, no change will be effective until the first day of the calendar month after such notice is made. We reserve the right to add, change, or delete any provision of these terms and to terminate the USDC rewards program, or your participation in the program, at any time upon notice made in the same manner.

5.3.4 Definitions.

"USDC Rewards Rate" means the annual rate of rewards earned on a USDC wallet, which does not reflect compounding. The current USDC Rewards Rate can be found here.

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"Day" means a UTC calendar day.

5.4 Staking Services. When you hold Digital Currencies on Coinbase you may be given the option to "stake" these assets in a third party proof of stake network via staking services provided by Coinbase or an affiliate. In a proof of stake network, transaction validators are chosen using a formula based on the amount of underlying Digital Currency staked by the validator as opposed to computing power (i.e., proof of work). Please visit our staking information page for further details on how proof of stake works. Staking services are not available for Digital Currencies held on Coinbase Pro.

5.4.1 Staking Service is Optional. Staking services may be made available to you by default for Digital Currencies where staking functionality is available on Coinbase. YOU ARE NOT REQUIRED TO STAKE WITH COINBASE AND YOU CAN OPT-OUT OF ANY DEFAULT COINBASE STAKING SERVICES AT ANY TIME THROUGH THE SETTINGS PAGE IN YOUR ACCOUNT. Unless otherwise specified, if you opt-out of staking services, you can opt back in at any time with immediate effect.

5.4.2 The Service; Rewards; Commission; Limitations. (a) If you stake your assets with us, Coinbase, or one of its affiliates, will facilitate the staking of those assets on your behalf by acting as a transaction validator on the applicable network for the Digital Currency you stake. If Coinbase or an affiliate successfully validates a block of transactions in that Digital Currency, you may earn a reward granted by that Digital Currency's network. Your reward will be determined by the protocols of the applicable network. Coinbase will distribute any earned rewards to you after receipt by Coinbase, minus a 25% commission. (b) Some Digital Currency networks subject staked assets to "slashing" if the transaction validator representing those assets incorrectly validates a transaction. Coinbase will use commercially reasonable efforts to ensure that your assets will not be slashed, but in the unlikely event they are, Coinbase will promptly replace your assets at no additional cost. Some Digital Currency networks require that a certain amount of staked assets be locked (restricted from sale or transfer) for a certain period of time while staking. Coinbase may also have additional sale or withdrawal limitations for particular staked assets if you are opted-in to staking.

5.4.3 No Guarantee of Rewards. You have no right to a reward until it is received by Coinbase. Rewards will be distributed to your account promptly after they are received by Coinbase. Unless otherwise stated, Coinbase will use commercially reasonable efforts to stake any Digital Currencies for which you are using Coinbase staking services. Unless otherwise specified, the "staking rewards rate" disclosed by Coinbase for a particular Digital Currency is an annualized historical rate based on the staking rewards generated by Coinbase in providing staking services to Coinbase customers for that Digital Currency over the last 90 days. This rate is an estimate and changes over time. COINBASE DOES NOT GUARANTEE THAT YOU WILL RECEIVE STAKING REWARDS, ANY SPECIFIC STAKING REWARD, OR ANY STAKING RETURN OVER TIME, INCLUDING THE STAKING REWARDS RATES.

5.3.4 Tax Treatment. The tax treatment of certain Digital Currency transactions is uncertain, and it is your responsibility to determine what taxes, if any, arise from these transactions. Users are solely responsible for reporting and paying any applicable taxes arising from staking through Coinbase staking services and all related transactions (e.g., any exchange or sale of your staked ETH), and acknowledge that Coinbase does not provide investment, legal, or tax advice to you in connection with such election to participate. You should conduct your own due diligence and consult your advisors before making any investment decision including whether to participate in staking and related transactions.

5.4.4 Ethereum Staking. Supplemental to the terms outlined above, the following terms apply to staking your ETH through the Coinbase staking services:

(a) Eligibility. Users who wish to stake ETH through Coinbase must meet certain requirements, as set forth here. These requirements are subject to change.

(b) Lockup Period. If you choose to stake your ETH, your ETH will be pledged for staking and will become locked on the Ethereum protocol until Phase 1.5 of the Ethereum network upgrade is completed. Coinbase has no control over the duration of or end date for the lockup period, which will ultimately be determined by the success of the update to the Ethereum network. Unlike other staking services provided through Coinbase, you will be unable to "Opt Out" of ETH staking once you've staked your assets. Coinbase will not refund or replace any ETH you wish to unstake. Unless otherwise stated on the Coinbase interface, you will not be able to trade, transfer or otherwise access your staked ETH during the lockup period.

(c) No Guarantee of Success of Network Upgrade. Coinbase makes no guarantees that the upgrade to the Ethereum network will be successful, and you understand that if the network upgrade ultimately fails, you may lose all, or a portion of, your staked ETH. Coinbase will not be responsible for any ETH lost due to a network upgrade failure.

(d) Ethereum Staking Rewards. Any rewards earned while staking your ETH through Coinbase will, unless otherwise stated, remain locked onchain until Phase 1.5 of the Ethereum network upgrade is completed. ETH staking rewards reflected in your account prior to the completion of Phase 1.5 of the Ethereum network upgrade are an estimate based on a combination of reward rates and the

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ability to exchange or sell your staked ETH, Coinbase does not guarantee the value of your ETH principal or related rewards. Accessing your locked ETH may result in a loss of any rewards accrued until that point. Coinbase is not responsible for any decrease in the value of your staked ETH principal or any rewards associated with allowing you the ability to exchange or sell your staked ETH.

6. Data Protection and Security

6.1. Personal Data. You acknowledge that we may process personal data in relation to you (if you are an individual), and personal data that you have provided or in the future provide to us in relation to your employees and other associated or other individuals, in connection with this Agreement, or the Coinbase Services. Accordingly, you represent and warrant that: (i) your disclosure to us of any personal data relating to individuals other than yourself was or will be made in accordance with all applicable data protection and data privacy laws, and those data are accurate, up to date and relevant when disclosed; (ii) before providing any such personal data to us, you have read and understood our Privacy Policy, which is available here, and, in the case of personal data relating to an individual other than yourself, have (or will at the time of disclosure have) provided a copy of that Privacy Policy (as amended from time to time), to that individual; and (iii) if from time to time we provide you with a replacement version of the Privacy Policy, you will promptly read that notice and provide a copy to any individual whose personal data you have provided to us.

6.2. Security Breach. If you suspect that your Coinbase Account or any of your security details have been compromised, or if you become aware of any fraud or attempted fraud or any other security incident (including a cyber-security attack) affecting you and / or Coinbase (together a "Security Breach"), you must notify Coinbase Support as soon as possible by email free of charge at https://support.coinbase.com or by calling us at +1 (888) 908 7930 and continue to provide accurate and up to date information throughout the duration of the Security Breach. You must take any steps that we reasonably require to reduce, manage or report any Security Breach. Failure to provide prompt notification of any Security Breach may be taken into account in our determination of the appropriate resolution of the matter.

7. General Use, Prohibited Use, Death of Account Holder and Termination

7.1. Limited License. We grant you a limited, nonexclusive, nontransferable license, subject to the terms of this Agreement, to access and use the Coinbase Services, Coinbase Site, and related content, materials, information (collectively, the "Content") solely for purposes approved by Coinbase from time to time. Any other use of the Coinbase Site or Content is expressly prohibited and all other right, title, and interest in the Coinbase Services, Coinbase Site or Content is exclusively the property of Coinbase and its licensors. You agree you will not copy, transmit, distribute, sell, license, reverse engineer, modify, publish, or participate in the transfer or sale of, create derivative works from, or in any other way exploit any of the Content, in whole or in part without the prior written consent of Coinbase. "Coinbase.com", "Coinbase", "Coinbase Pro", and all logos related to the Coinbase Services or displayed on the Coinbase Site are either trademarks or registered marks of Coinbase or its licensors. You may not copy, imitate or use them without Coinbase's prior written consent.

7.2. Website Accuracy. Although we intend to provide accurate and timely information on the Coinbase Site, the Coinbase Site (including, without limitation, the Content) may not always be entirely accurate, complete or current and may also include technical inaccuracies or typographical errors. In an effort to continue to provide you with as complete and accurate information as possible, information may be changed or updated from time to time without notice, including without limitation information regarding our policies, products and services. Accordingly, you should verify all information before relying on it, and all decisions based on information contained on the Coinbase Site are your sole responsibility and we shall have no liability for such decisions. Information provided by third parties, including historical price and supply data for Digital Currencies, is for informational purposes only and Coinbase makes no representations or warranties to its accuracy. Links to third-party materials (including without limitation websites) may be provided as a convenience but are not controlled by us. You acknowledge and agree that we are not responsible for any aspect of the information, content, or services contained in any third-party materials or on any third-party sites accessible or linked to the Coinbase Site.

7.3. Promotions. From time to time, Coinbase may make available special offers or conduct promotions for qualifying customers. Subject to applicable laws, Coinbase or the issuer of a Digital Currency subject to an offer or promotion may establish qualifying criteria to participate in any special promotion its sole discretion. Coinbase may revoke any special offer at any time without notice. Once Digital Currency has been deposited in a user's Digital Currency Wallet, that Digital Currency becomes the property of the Coinbase user with all applicable property rights, including those noted in Section 2.2 of this Agreement. Coinbase shall have no obligation to make special offers available to all customers. Coinbase makes no recommendation and does not provide any advice about the value or utility of any Digital Currency subject to a promotion.

7.4. Third-Party Applications. If, to the extent permitted by Coinbase from time to time, you grant express permission to a third party to access or connect to your Coinbase Account(s), either through the third party's product or service or through the Coinbase Site, you acknowledge that granting permission to a third party to take specific actions on your behalf does not relieve you of any of your responsibilities under this Agreement. You are fully responsible for all acts or omissions of any third party with access to your Coinbase Account(s). Further, you acknowledge and agree that you will not hold Coinbase responsible for, and will indemnify Coinbase from, any liability arising out of or related to any act or omission of any third party with access to your Coinbase Account(s). You may change or remove permissions granted by you to third parties with respect to your Coinbase Account(s) at any time through the tabs on the Account Settings page on the Coinbase Site.

7.5. Prohibited Use. In connection with your use of the Coinbase Services, and your interactions with other users, and third parties you agree and represent you will not engage in any Prohibited Business or Prohibited Use defined herein. We reserve the right at all times to monitor, review, retain and/or disclose any information as necessary to satisfy any applicable law, regulation, sanctions programs, legal process or governmental request. We reserve the right to cancel and/or suspend your Coinbase Account(s) and/or block transactions or freeze funds immediately and without notice if we determine, in our sole discretion, that your Account is associated with a Prohibited Use and/or a Prohibited Business.

7.6. Transaction Limits. The use of all Coinbase Services is subject to a limit on the amount of volume, stated in U.S. Dollar terms, you may transact or transfer in a given period (e.g., daily). To view your limits, login to your Coinbase Account(s)(s) and visit https://www.coinbase.com/verifications. Your transaction limits may vary depending on your payment method, verification steps you have completed, and other factors. Coinbase reserves the right to change applicable limits as we deem necessary in our sole discretion. If you wish to raise your limits beyond the posted amounts, you may submit a request at https://support.coinbase.com. We may require you to submit additional information about yourself or your business, provide records, and arrange for meetings with Coinbase staff (such process, "Enhanced Due Diligence"). Coinbase reserves the right to charge you costs and fees associated with Enhanced Due Diligence, provided that we notify you in advance of any such charges accruing. In our sole discretion, we may refuse to raise your limits or we may lower your limits at a subsequent time even if you have completed Enhanced Due Diligence.

7.7. Suspension, Termination, and Cancellation. Coinbase may: (a) suspend, restrict, or terminate your access to any or all of the Coinbase Services, and/or (b) deactivate or cancel your Coinbase Account(s) if: (i) We are so required by a facially valid subpoena, court order, or binding order of a government authority; (ii) We reasonably suspect you of using your Coinbase Account(s) in connection with a Prohibited Use or Business; (iii) Use of your Coinbase Account(s) is subject to any pending litigation, investigation, or government proceeding and/or we perceive a heightened risk of legal or regulatory non-compliance associated with your Account activity; (iv) Our service partners are unable to support your use; (v) You take any action that Coinbase deems as circumventing Coinbase's controls, including, but not limited to, opening multiple Coinbase Accounts or abusing promotions which Coinbase may offer from time to time; or (vi) You breach our Behavior Policy.

If Coinbase suspends or closes your account, or terminates your use of Coinbase Services for any reason, we will provide you with notice of our actions unless a court order or other legal process prohibits Coinbase from providing you with such notice. You acknowledge that Coinbase's decision to take certain actions, including limiting access to, suspending, or closing your account, may be based on confidential criteria that are essential to Coinbase's risk management and security protocols. You agree that Coinbase is under no obligation to disclose the details of its risk management and security procedures to you.

You will be permitted to transfer Digital Currency or funds associated with your Hosted Digital Currency Wallet(s) and/or your USD Wallet(s) for ninety (90) days after Account deactivation or cancellation unless such transfer is otherwise prohibited (i) under the law, including but not limited to applicable sanctions programs, or (ii) by a facially valid subpoena or court order. You may cancel your Coinbase Account(s) at any time by withdrawing all balances and visiting https://www.coinbase.com/settings/cancel. You will not be charged for canceling your Coinbase Account(s), although you will be required to pay any outstanding amounts owed to Coinbase. You authorize us to cancel or suspend any pending transactions at the time of cancellation.

7.8. Death of Account Holder. For security reasons, if we receive legal documentation confirming your death or other information leading us to believe you have died, we will freeze your Coinbase Account and during this time, no transactions may be completed until:(i) your designated fiduciary has opened a new Coinbase Account, as further described below, and the entirety of your Coinbase Account has been transferred to such new account, or (ii) we have received proof in a form satisfactory to us that you have not died. If we have reason to believe you may have died but we do not have proof of your death in a form satisfactory to us, you authorize us to make inquiries, whether directly or through third parties, that we consider necessary to ascertain whether you have died. Upon receipt by us of proof satisfactory to us that you have died, the fiduciary you have designated in a valid Will or similar testamentary document will be required to open a new Coinbase Account. If you have not designated a fiduciary, then we reserve the right to (i) treat as your fiduciary any person entitled to inherit your Coinbase Account, as determined by us upon receipt and review of the documentation we, in our sole and absolute discretion, deem necessary or appropriate, including (but not limited to) a Will, a living trust or a Small Estate Affidavit, or (ii) require an order designating a fiduciary from a court having competent jurisdiction over your estate. In the event we determine, in our sole and absolute discretion, that there is uncertainty regarding the validity of the fiduciary designation, we reserve the right to require an order resolving such issue from a court of competent jurisdiction before taking any

these funds (including fiat currency and Digital Currency) as unclaimed property to the applicable jurisdiction. If this occurs, Coinbase will try to locate you at the address shown in our records, but if Coinbase is unable to locate you, it may be required to deliver any such funds to the applicable state or jurisdiction as unclaimed property.

7.10. Relationship of the Parties. Coinbase is an independent contractor for all purposes. Nothing in this Agreement shall be deemed or is intended to be deemed, nor shall it cause, you and Coinbase to be treated as partners, joint ventures, or otherwise as joint associates for profit, or either you or Coinbase to be treated as the agent of the other.

7.11. Privacy of Others; Marketing. If you receive information about another user through the Coinbase Services, you must keep the information confidential and only use it in connection with the Coinbase Services. You may not disclose or distribute a user's information to a third party or use the information except as reasonably necessary to effectuate a transaction and other functions reasonably incidental thereto such as support, reconciliation and accounting unless you receive the user's express consent to do so. You may not send unsolicited email to a user through the Coinbase Services.

7.12. Password Security; Contact Information. You are responsible for creating a strong password and maintaining adequate security and control of any and all IDs, passwords, hints, personal identification numbers (PINs), API keys or any other codes that you use to access the Coinbase Services. Any loss or compromise of the foregoing information and/or your personal information may result in unauthorized access to your Coinbase Account(s) by third-parties and the loss or theft of any Digital Currency and/or funds held in your Coinbase Account(s) and any associated accounts, including your linked bank account(s) and credit card(s). You are responsible for keeping your email address and telephone number up to date in your Account Profile in order to receive any notices or alerts that we may send you. **You should never allow remote access or share your computer screen with someone else when you are logged on to your Coinbase Account. Coinbase will never under any circumstances ask you for your IDs, passwords, or 2-factor authentication codes. We assume no responsibility for any loss that you may sustain due to compromise of account login credentials due to no fault of Coinbase and/or failure to follow or act on any notices or alerts that we may send to you.** In the event you believe your Coinbase Account(s) information has been compromised, contact Coinbase Support immediately at https://support.coinbase.com, or report your claim by phone at (888) 908-7930.

7.13. Developer Tools. If you use developer features of the Services, including but not limited to Coinbase Connect (OAuth2) and any other resources or services available at https://developers.coinbase.com/ (the "**Developer Services**"), you must separately agree to our Developer Agreement upon registering your application with Coinbase.

7.14. Taxes. It is your sole responsibility to determine whether, and to what extent, any taxes apply to any transactions you conduct through the Coinbase Services, and to withhold, collect, report and remit the correct amounts of taxes to the appropriate tax authorities. Your transaction history is available through your Coinbase Account(s).

7.15. No Investment Advice or Brokerage. For the avoidance of doubt, Coinbase does not provide investment, tax, or legal advice, nor does Coinbase broker trades on your behalf. All Coinbase trades are executed automatically, based on the parameters of your order instructions and in accordance with posted Trade execution procedures, and you are solely responsible for determining whether any investment, investment strategy or related transaction is appropriate for you based on your personal investment objectives, financial circumstances and risk tolerance. You should consult your legal or tax professional regarding your specific situation. Coinbase may provide educational information about Supported Digital Currency, as well as Digital Currency not supported by Coinbase, in order to assist users in learning more about such Digital Currency. Information may include, but is not limited to, blog posts, articles, links to to third-party content, news feeds, tutorials, and videos. The information provided on this website or any third-party sites does not constitute investment advice, financial advice, trading advice, or any other sort of advice, and you should not treat any of the website's content as such. Coinbase does not recommend that any Digital Currency should be bought, earned, sold, or held by you. Before making the decision to buy, sell or hold any Digital Currency, you should conduct your own due diligence and consult your financial advisors before making any investment decision. Coinbase will not be held responsible for the decisions you make to buy, sell, or hold Digital Currency based on the information provided by Coinbase.

8. Customer Feedback, Queries, Complaints, and Dispute Resolution

8.1. Contact Coinbase. If you have feedback, or general questions, contact us via our Customer Support webpage at https://support.coinbase.com. When you contact us please provide us with your name, address, and any other information we may need to identify you, your Coinbase Account(s), and the transaction on which you have feedback or questions.

If you believe your account has been compromised, you may also report your claim by calling (888) 908-7930. Coinbase requires that all legal documents (including civil subpoenas, complaints, and small claims) be served on our registered agent for service of process. Current contact information for our registered agent in each state can be found here.

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claim or small claims action. If you do not follow the procedures set out in this Section before filing an arbitration claim or suit in small claims court, we shall have the right to ask the arbitrator or small claims court to dismiss your filing unless and until you complete the following steps.

8.2.1. Procedural Steps. In the event that your dispute with Coinbase is not resolved through your contact with Coinbase Support, you agree to use our Complaint form to describe your Complaint, how you would like us to resolve the Complaint, and any other information related to your dispute that you believe to be relevant. The Complaint form can be found on the Coinbase support pages, https://support.coinbase.com or can be requested from Coinbase Customer Support. If you would prefer to send a written complaint, please include as much information as possible, including your support case number and any other information related to your dispute that you believe to be relevant, and post to Coinbase Inc., 82 Nassau St #61234, New York, NY 10038

8.2.2. Coinbase Response. We will acknowledge receipt of your Complaint form after you submit it. A Coinbase customer relations agent ("Agent") will review your Complaint. The Agent will evaluate your Complaint based on the information you have provided and information in the possession of Coinbase. Within 15 business days of our receipt of your Complaint form, the Agent will address the issues raised in your Complaint form by sending you an e-mail ("Resolution Notice") in which the Agent will: (i) offer to resolve your complaint in the way you requested; (ii) make a determination rejecting your Complaint and set out the reasons for the rejection; or (iii) offer to resolve your Complaint with an alternative solution. In exceptional circumstances, if the Agent is unable to respond to your Complaint within 15 business days for reasons beyond Coinbase's control, the Agent will send you a communication indicating the reasons for any delay in answering your Complaint, and specifying the deadline by which the Agent will respond to your Complaint, which will be no later than 35 business days from our receipt of your Complaint form.

8.3. Arbitration; Waiver of Class Action. If we cannot resolve the dispute through the Formal Complaint Process, you and we agree that any dispute arising out of or relating to this Agreement or the Coinbase Services, including, without limitation, federal and state statutory claims, common law claims, and those based in contract, tort, fraud, misrepresentation, or any other legal theory, shall be resolved through binding arbitration, on an individual basis (the "Arbitration Agreement"). Subject to applicable jurisdictional requirements, you may elect to pursue your claim in your local small claims court rather than through arbitration so long as your matter remains in small claims court and proceeds only on an individual (non-class and non-representative) basis. Arbitration shall be conducted in accordance with the American Arbitration Association's rules for arbitration of consumer-related disputes (accessible at https://www.adr.org/sites/default/files/Consumer%20Rules.pdf).

This Arbitration Agreement includes, without limitation, disputes arising out of or related to the interpretation or application of the Arbitration Agreement, including the enforceability, revocability, scope, or validity of the Arbitration Agreement or any portion of the Arbitration Agreement. All such matters shall be decided by an arbitrator and not by a court or judge.

CLASS ACTION WAIVER: TO THE EXTENT PERMISSIBLE BY LAW, ALL CLAIMS MUST BE BROUGHT IN A PARTY'S INDIVIDUAL CAPACITY, AND NOT AS A PLAINTIFF OR CLASS MEMBER IN ANY PURPORTED CLASS, COLLECTIVE ACTION, OR REPRESENTATIVE PROCEEDING (COLLECTIVELY "CLASS ACTION WAIVER"). THE ARBITRATOR MAY NOT CONSOLIDATE MORE THAN ONE PERSON'S CLAIMS OR ENGAGE IN ANY CLASS ARBITRATION. YOU ACKNOWLEDGE THAT, BY AGREEING TO THESE TERMS, YOU AND COINBASE ARE EACH WAIVING THE RIGHT TO A TRIAL BY JURY AND THE RIGHT TO PARTICIPATE IN A CLASS ACTION.

The arbitration will be conducted by a single, neutral arbitrator and shall take place in the county or parish in which you reside, or another mutually agreeable location, in the English language. The arbitrator may award any relief that a court of competent jurisdiction could award and the arbitral decision may be enforced in any court. An arbitrator's decision and judgment thereon will not have a precedential or collateral estoppel effect. At your request, hearings may be conducted in person or by telephone and the arbitrator may provide for submitting and determining motions on briefs, without oral hearings. To the extent permitted by law, the prevailing party in any action or proceeding to enforce this Agreement, any arbitration pursuant to this Agreement, or any small claims action shall be entitled to costs and attorneys' fees. If the arbitrator or arbitration administrator would impose filing fees or other administrative costs on you, we will reimburse you, upon request, to the extent such fees or costs would exceed those that you would otherwise have to pay if you were proceeding instead in a court. We will also pay additional fees or costs if required to do so by the arbitration administrator's rules or applicable law.

9. General Provisions

9.1. Computer Viruses. We shall not bear any liability, whatsoever, for any damage or interruptions caused by any computer viruses or other malicious code that may affect your computer or other equipment, or any phishing, spoofing or other attack. We advise the regular use of a reputable and readily available virus screening and prevention software. You should also be aware that SMS and email services are vulnerable to spoofing and phishing attacks and should use care in reviewing messages purporting to originate from Coinbase. Always log into your Coinbase Account(s) through the Coinbase Site to review any transactions or required actions if you

(including attorneys' fees and any fines, fees or penalties imposed by any regulatory authority) arising out of or related to your breach of this Agreement or your violation of any law, rule or regulation, or the rights of any third party.

9.3. Limitation of Liability; No Warranty. IN NO EVENT SHALL COINBASE, ITS AFFILIATES AND SERVICE PROVIDERS, OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, AGENTS, JOINT VENTURERS, EMPLOYEES OR REPRESENTATIVES, BE LIABLE (A) FOR ANY AMOUNT GREATER THAN THE VALUE OF THE SUPPORTED DIGITAL CURRENCY ON DEPOSIT IN YOUR COINBASE ACCOUNT(S) OR (B) FOR ANY LOST PROFITS, DIMINUTION IN VALUE OR BUSINESS OPPORTUNITY, ANY LOSS, DAMAGE, CORRUPTION OR BREACH OF DATA OR ANY OTHER INTANGIBLE PROPERTY OR ANY SPECIAL, INCIDENTAL, INDIRECT, INTANGIBLE, OR CONSEQUENTIAL DAMAGES, WHETHER BASED IN CONTRACT, TORT, NEGLIGENCE, STRICT LIABILITY, OR OTHERWISE, ARISING OUT OF OR IN CONNECTION WITH AUTHORIZED OR UNAUTHORIZED USE OF THE COINBASE SITE OR THE COINBASE SERVICES, OR THIS AGREEMENT, EVEN IF AN AUTHORIZED REPRESENTATIVE OF COINBASE HAS BEEN ADVISED OF OR KNEW OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE, EXCEPT TO THE EXTENT OF A FINAL JUDICIAL DETERMINATION THAT SUCH DAMAGES WERE A RESULT OF COINBASE'S GROSS NEGLIGENCE, FRAUD, WILLFUL MISCONDUCT OR INTENTIONAL VIOLATION OF LAW. THIS MEANS, BY WAY OF EXAMPLE ONLY (AND WITHOUT LIMITING THE SCOPE OF THE PRECEDING SENTENCE), THAT IF YOU CLAIM THAT COINBASE FAILED TO PROCESS A BUY OR SELL TRANSACTION PROPERLY, YOUR DAMAGES ARE LIMITED TO NO MORE THAN THE VALUE OF THE SUPPORTED DIGITAL CURRENCY AT ISSUE IN THE TRANSACTION, AND THAT YOU MAY NOT RECOVER FOR LOST PROFITS, LOST BUSINESS OPPORTUNITIES, DIMINUTION IN VALUE OR OTHER TYPES OF SPECIAL, INCIDENTAL, INDIRECT, INTANGIBLE, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES IN EXCESS OF THE VALUE OF THE SUPPORTED DIGITAL CURRENCY AT ISSUE IN THE TRANSACTION. SOME JURISDICTIONS DO NOT ALLOW THE EXCLUSION OR LIMITATION OF INCIDENTAL OR CONSEQUENTIAL DAMAGES, SO THE ABOVE LIMITATION MAY NOT APPLY TO YOU.

THE COINBASE SERVICES ARE PROVIDED ON AN "AS IS" AND "AS AVAILABLE" BASIS WITHOUT ANY REPRESENTATION OR WARRANTY, WHETHER EXPRESS, IMPLIED OR STATUTORY. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, COINBASE SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTIES OF TITLE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND/OR NON-INFRINGEMENT. COINBASE DOES NOT MAKE ANY REPRESENTATIONS OR WARRANTIES THAT ACCESS TO THE SITE, ANY PART OF THE COINBASE SERVICES, OR ANY OF THE MATERIALS CONTAINED THEREIN, WILL BE CONTINUOUS, UNINTERRUPTED, TIMELY, OR ERROR-FREE. COINBASE DOES NOT GUARANTEE THAT ANY ORDER WILL BE EXECUTED, ACCEPTED, RECORDED OR REMAIN OPEN. EXCEPT FOR THE EXPRESS STATEMENTS SET FORTH IN THIS AGREEMENT, YOU HEREBY ACKNOWLEDGE AND AGREE THAT YOU HAVE NOT RELIED UPON ANY OTHER STATEMENT OR UNDERSTANDING, WHETHER WRITTEN OR ORAL, WITH RESPECT TO YOUR USE AND ACCESS OF THE COINBASE SERVICES AND COINBASE SITE. WITHOUT LIMITING THE FOREGOING, YOU HEREBY UNDERSTAND AND AGREE THAT COINBASE WILL NOT BE LIABLE FOR ANY LOSSES OR DAMAGES ARISING OUT OF OR RELATING TO: (A) ANY INACCURACY, DEFECT OR OMISSION OF DIGITAL CURRENCY PRICE DATA, (B) ANY ERROR OR DELAY IN THE TRANSMISSION OF SUCH DATA, OR (C) INTERRUPTION IN ANY SUCH DATA.

Coinbase makes no representations about the accuracy, order, timeliness or completeness of historical Digital Currency price data available on the Coinbase Site. Coinbase will make reasonable efforts to ensure that requests for electronic debits and credits involving bank accounts, credit cards, and check issuances are processed in a timely manner but Coinbase makes no representations or warranties regarding the amount of time needed to complete processing which is dependent upon many factors outside of our control.

IF YOU ARE A NEW JERSEY RESIDENT, the provisions of this Section 9.3 are intended to apply only to the extent permitted under New Jersey law.

9.4. Entire Agreement. This Agreement, the Privacy Policy, E-Sign Consent, and Appendices incorporated by reference herein comprise the entire understanding and agreement between you and Coinbase as to the subject matter hereof, and supersedes any and all prior discussions, agreements and understandings of any kind (including without limitation any prior versions of this Agreement), and every nature between and among you and Coinbase. Section headings in this Agreement are for convenience only and shall not govern the meaning or interpretation of any provision of this Agreement.

9.5. Amendments. We may amend or modify this Agreement by posting on the Coinbase Site or emailing to you the revised Agreement, and the revised Agreement shall be effective at such time. If you do not agree with any such modification, your sole and exclusive remedy is to terminate your use of the Services and close your account. You agree that we shall not be liable to you or any third party for any modification or termination of the Coinbase Services, or suspension or termination of your access to the Coinbase Services, except to the extent otherwise expressly set forth herein. If the revised Agreement includes a material change, we will endeavor to provide you advanced notice via our website and/or email before the material change becomes effective.

9.6. Assignment. You may not assign any rights and/or licenses granted under this Agreement. We reserve the right to assign our rights without restriction, including without limitation to any Coinbase affiliates or subsidiaries, or to any successor in interest of any business associated with the Coinbase Services. Any attempted transfer or assignment in violation hereof shall be null and void. Subject to the foregoing, this Agreement will bind and inure to the benefit of the parties, their successors and permitted assigns.

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other change of control.

9.9. Survival. All provisions of this Agreement which by their nature extend beyond the expiration or termination of this Agreement, including, without limitation, sections pertaining to suspension or termination, Coinbase Account cancellation, debts owed to Coinbase, general use of the Coinbase Site, disputes with Coinbase, and general provisions, shall survive the termination or expiration of this Agreement.

9.10. Governing Law. You agree that the laws of the State of California, without regard to principles of conflict of laws, will govern this Agreement and any claim or dispute that has arisen or may arise between you and Coinbase, except to the extent governed by federal law.

9.11. Force Majeure. We shall not be liable for delays, failure in performance or interruption of service which result directly or indirectly from any cause or condition beyond our reasonable control, including but not limited to, significant market volatility, any delay or failure due to any act of God, act of civil or military authorities, act of terrorists, civil disturbance, war, strike or other labor dispute, fire, interruption in telecommunications or Internet services or network provider services, failure of equipment and/or software, other catastrophe or any other occurrence which is beyond our reasonable control and shall not affect the validity and enforceability of any remaining provisions.

9.12. Non-Waiver of Rights. This agreement shall not be construed to waive rights that cannot be waived under applicable state money transmission laws in the state where you are located.

APPENDIX 1: Prohibited Use, Prohibited Businesses and Conditional Use

Prohibited Use

You may not use your Coinbase Account(s) to engage in the following categories of activity ("Prohibited Uses"). The specific types of use listed below are representative, but not exhaustive. If you are uncertain as to whether or not your use of Coinbase Services involves a Prohibited Use, or have questions about how these requirements apply to you, please contact us at https://support.coinbase.com. By opening a Coinbase Account, you confirm that you will not use your Account to do any of the following:

- **Unlawful Activity:** Activity which would violate, or assist in violation of, any law, statute, ordinance, or regulation, sanctions programs administered in the countries where Coinbase conducts business, including but not limited to the U.S. Department of Treasury's Office of Foreign Assets Control ("OFAC"), or which would involve proceeds of any unlawful activity; publish, distribute or disseminate any unlawful material or information

- **Abusive Activity:** Actions which impose an unreasonable or disproportionately large load on our infrastructure, or detrimentally interfere with, intercept, or expropriate any system, data, or information; transmit or upload any material to the Coinbase Site that contains viruses, trojan horses, worms, or any other harmful or deleterious programs; attempt to gain unauthorized access to the Coinbase Site, other Coinbase Accounts, computer systems or networks connected to the Coinbase Site, through password mining or any other means; use Coinbase Account information of another party to access or use the Coinbase Site, except in the case of specific Merchants and/or applications which are specifically authorized by a user to access such user's Coinbase Account and information; or transfer your account access or rights to your account to a third party, unless by operation of law or with the express permission of Coinbase.

- **Abuse Other Users:** Interfere with another individual's or entity's access to or use of any Coinbase Services; defame, abuse, extort, harass, stalk, threaten or otherwise violate or infringe the legal rights (such as, but not limited to, rights of privacy, publicity and intellectual property) of others; incite, threaten, facilitate, promote, or encourage hate, racial intolerance, or violent acts against others; harvest or otherwise collect information from the Coinbase Site about others, including without limitation email addresses, without proper consent

- **Fraud:** Activity which operates to defraud Coinbase, Coinbase users, or any other person; provide any false, inaccurate, or

- **Intellectual Property Infringement:** Engage in transactions involving items that infringe or violate any copyright, trademark, right of publicity or privacy or any other proprietary right under the law, including but not limited to sales, distribution, or access to counterfeit music, movies, software, or other licensed materials without the appropriate authorization from the rights holder; use of Coinbase intellectual property, name, or logo, including use of Coinbase trade or service marks, without express consent from Coinbase or in a manner that otherwise harms Coinbase or the Coinbase brand; any action that implies an untrue endorsement by or affiliation with Coinbase

Prohibited Businesses

In addition to the Prohibited Uses described above, the following categories of businesses, business practices, and sale items are barred from Coinbase Services ("Prohibited Businesses"). Most Prohibited Businesses categories are imposed by Card Network rules or the requirements of our banking providers or processors. The specific types of use listed below are representative, but not exhaustive. If you are uncertain as to whether or not your use of Coinbase Services involves a Prohibited Business, or have questions about how these requirements apply to you, please contact us at https://support.coinbase.com.

By opening a Coinbase Account, you confirm that you will not use Coinbase Services in connection with any of following businesses, activities, practices, or items:

- **Investment and Credit Services:** Securities brokers; mortgage consulting or debt reduction services; credit counseling or repair; real estate opportunities; investment schemes
- **Restricted Financial Services:** Check cashing, bail bonds; collections agencies.
- **Intellectual Property or Proprietary Rights Infringement:** Sales, distribution, or access to counterfeit music, movies, software, or other licensed materials without the appropriate authorization from the rights holder
- **Counterfeit or Unauthorized Goods:** Unauthorized sale or resale of brand name or designer products or services; sale of goods or services that are illegally imported or exported or which are stolen
- **Regulated Products and Services:** Marijuana dispensaries and related businesses; sale of tobacco, e-cigarettes, and e-liquid; online prescription or pharmaceutical services; age restricted goods or services; weapons and munitions; gunpowder and other explosives; fireworks and related goods; toxic, flammable, and radioactive materials; products and services with varying legal status on a state-by-state basis
- **Drugs and Drug Paraphernalia:** Sale of narcotics, controlled substances, and any equipment designed for making or using drugs, such as bongs, vaporizers, and hookahs
- **Pseudo-Pharmaceuticals:** Pharmaceuticals and other products that make health claims that have not been approved or verified by the applicable local and/or national regulatory body
- **Substances designed to mimic illegal drugs:** Sale of a legal substance that provides the same effect as an illegal drug (e.g., salvia, kratom)
- **Adult Content and Services:** Pornography and other obscene materials (including literature, imagery and other media); sites offering any sexually-related services such as prostitution, escorts, pay-per view, adult live chat features
- **Multi-level Marketing:** Pyramid schemes, network marketing, and referral marketing programs
- **Unfair, predatory or deceptive practices:** Investment opportunities or other services that promise high rewards; Sale or resale of a service without added benefit to the buyer; resale of government offerings without authorization or added value; sites that we determine in our sole discretion to be unfair, deceptive, or predatory towards consumers
- **High risk businesses:** any businesses that we believe poses elevated financial risk, legal liability, or violates card network or bank policies

Conditional Use

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- **Money Services:** Money transmitters, Digital Currency transmitters; currency or Digital Currency exchanges or dealers; gift cards; prepaid cards; sale of in-game currency unless the merchant is the operator of the virtual world; act as a payment intermediary or aggregator or otherwise resell any of the Coinbase Services
- **Charities:** Acceptance of donations for nonprofit enterprise
- **Games of Skill:** Games which are not defined as gambling under this Agreement or by law, but which require an entry fee and award a prize
- **Religious/Spiritual Organizations:** Operation of a for-profit religious or spiritual organization

APPENDIX 2: Verification Procedures and Limits

As a regulated financial service company operating in the US we are required to identify users on our platform. This ensures we remain in compliance with KYC/AML laws in the jurisdictions in which we operate, something that is necessary for us to be able to continue to offer digital currency exchange services to our customers. Coinbase collects and verifies information about you in order to: (a) protect Coinbase and the community from fraudulent users, and (b) to keep appropriate records of Coinbase's customers. Your daily or weekly Conversion limits, Coinbase Pro deposit, withdrawal and trading limits, Instant Buy limits, USD Wallet transfer limits, and limits on transactions from a linked payment method are based on the identifying information and/or proof of identity you provide to Coinbase.

All U.S. customers who wish to use Coinbase Services are required to establish a Coinbase Account by:

- Providing your name and valid email address, a password and your state of residence,
- Certifying that you are 18 years or older,
- Accepting User Agreement and Privacy Policy, and
- Verifying your identity by submitting the following information:
    - Name
    - DOB
    - Physical address
    - SSN (or ID # from gov't issued ID)
    - Source of funds
    - Income/employment information (US only)
    - Explanation of activity (US only)

All U.S. customers who wish to send and received Digital Currency on to the blockchain are required to:

- Submit a copy of an acceptable form of identification (i.e. passport, state driver's license, or state identification card), and
- Submit a picture of yourself or a selfie from your webcam or mobile phone.

Diligence. Additional fees and costs may apply, and Coinbase does not guarantee that we will raise your limits.

APPENDIX 3: E-Sign Disclosure and Consent

This policy describes how Coinbase delivers communications to you electronically. We may amend this policy at any time by providing a revised version on our website. The revised version will be effective at the time we post it. We will provide you with prior notice of any material changes via our website.

Electronic Delivery of Communications

You agree and consent to receive electronically all communications, agreements, documents, notices and disclosures (collectively, "Communications") that we provide in connection with your Coinbase Account(s) and your use of Coinbase Services. Communications include:

- Terms of use and policies you agree to (e.g., the Coinbase User Agreement and Privacy Policy), including updates to these agreements or policies;
- Account details, history, transaction receipts, confirmations, and any other Account or transaction information;
- Legal, regulatory, and tax disclosures or statements we may be required to make available to you; and
- Responses to claims or customer support inquiries filed in connection with your Account.

We will provide these Communications to you by posting them on the Coinbase website, emailing them to you at the primary email address listed in your Coinbase profile, communicating to you via instant chat, and/or through other electronic communication such as text message or mobile push notification.

Hardware and Software Requirements

In order to access and retain electronic Communications, you will need the following computer hardware and software:

- A device with an Internet connection;
- A current web browser that includes 128-bit encryption (e.g. Internet Explorer version 9.0 and above, Firefox version 3.6 and above, Chrome version 31.0 and above, or Safari 7.0 and above) with cookies enabled;
- A valid email address (your primary email address on file with Coinbase); and
- Sufficient storage space to save past Communications or an installed printer to print them.

How to Withdraw Your Consent

You may withdraw your consent to receive Communications electronically by contacting us at https://support.coinbase.com . If you fail to provide or if you withdraw your consent to receive Communications electronically, Coinbase reserves the right to immediately close your Account or charge you additional fees for paper copies.

Updating your Information

It is your responsibility to provide us with a true, accurate and complete e-mail address and your contact information, and to keep such information up to date. You understand and agree that if Coinbase sends you an electronic Communication but you do not receive it because your primary email address on file is incorrect, out of date, blocked by your service provider, or you are otherwise unable to receive electronic Communications, Coinbase will be deemed to have provided the Communication to you.

You may update your information by logging into your account and visiting settings or by contacting our support team at https://support.coinbase.com.

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If you live in the following jurisdictions, we are required to provide you with the following information:

Alaska Please note that this license does not cover the transmission of virtual currency.

For Alaska Residents Only: If your issue is unresolved by Coinbase, Inc. & 1-888-908-7930, please submit formal complaints with the State of Alaska, Division of Banking & Securities. Formal complaints must be in writing, please download the form here: https://www.commerce.alaska.gov/web/portals/3/pub/DBSGeneralComplaintFormupdated.pdf

Formal complaint forms may be submitted via: 1. Fax: 907-465-1230 2. Email: msb_licensing@alaska.gov 3. Mail: Division of Banking & Securities PO Box 110807 Juneau, AK 99811-0807

If you have questions regarding formal complaints, please call 907-465-2521

Colorado Colorado State Banking Commissioner

CUSTOMER NOTICE Entities other than FDIC insured financial institutions that conduct money transmission activities in Colorado, including the sale of money orders, transfer of funds, and other instruments for the payment of money or credit, are required to be licensed by the Colorado Division of Banking pursuant to the Money Transmitters Act, Title 11, Article 110, Colorado Revised Statutes.

If you have a Question about or Problem with YOUR TRANSACTION - THE MONEY YOU SENT You must contact the Money Transmitter who processed your transaction for assistance. The Division of Banking does not have access to this information.

If you are a Colorado Resident and have a Complaint about THE MONEY TRANSMITTER – THE COMPANY THAT SENT YOUR MONEY ALL complaints must be submitted in writing. Please fill out the Complaint Form provided on the Colorado Division of Banking's website and return it and any documentation supporting the complaint via mail or email to the Division of Banking at:

Colorado Division of Banking 1560 Broadway, Suite 975 Denver, CO 80202 email: DORA_BankingWebsite@state.co.us website: www.dora.colorado.gov/dob

Section 11-110-120, C.R.S. requires that money transmitters and money order companies post this notice in a conspicuous, well-lighted location visible to customers.

Colorado Customer Notice (MO7)

Florida If you have a question or complaint, please contact the consumer assistance division of Coinbase at https://support.coinbase.com or 1-888-908-7930.

Florida residents may contact the Florida Office of Financial Regulation with any unresolved questions or complaints about Coinbase, Inc. at 200 E. Gaines Street, Tallahassee, FL 32399-0376, telephone number: (850) 487-9687 (toll free).

Illinois Illinois residents may contact the Illinois Department of Financial Institutions, Consumer Credit Section with any unresolved questions or complaints about Coinbase, Inc. at (888) 473-4858 (toll-free).

Louisiana Please note the license issued to Coinbase by the Louisiana Office of Financial Institutions does not cover the exchange or transmission of virtual currency.'

Maryland The Commissioner of Financial Regulation for the State of Maryland will accept all questions or complaints from Maryland residents regarding Coinbase, Inc. (License No. 12-1163082 and NMLS ID: 1163082) by contacting the Commissioner\'s office at: 500 North Calvert Street, Suite 402, Baltimore, Maryland 21202, or (888) 784-0136.

Nevada Coinbase, Inc. is licensed by the Nevada Department of Business and Industry as a money transmitter. At this time, the Nevada Department of Business and Industry does not license or regulate services related to virtual currency, including but not limited to virtual currency transmission or exchange which may be conducted by Coinbase.

New York Please note the following disclosures associated with virtual currency:

- Virtual currency is not legal tender, is not backed by the government, and accounts and value balances are not subject to Federal Deposit Insurance Corporation or Securities Investor Protection Corporation protections.

- Legislative and regulatory changes or actions at the state, federal, or international level may adversely affect the use, transfer,

date or time that the customer initiates the transaction.

- The value of virtual currency may be derived from the continued willingness of market participants to exchange fiat currency for virtual currency, which may result in the potential for permanent and total loss of value of a particular virtual currency should the market for that virtual currency disappear.
- There is no assurance that a person who accepts a virtual currency as payment today will continue to do so in the future.
- The volatility and unpredictability of the price of virtual currency relative to fiat currency may result in significant loss over a short period of time.
- The nature of virtual currency may lead to an increased risk of fraud or cyber attack.
- The nature of virtual currency means that any technological difficulties experienced by Coinbase may prevent the access or use of a customer's virtual currency.
- Any bond or trust account maintained by Coinbase for the benefit of its customers may not be sufficient to cover all losses incurred by customers.

Coinbase, Inc., is regulated and licensed as a money transmitter by the New York State Department of Financial Services. If you have a question or complaint, please contact the consumer assistance division of Coinbase at https://support.coinbase.com or 1-888-908-7930.

For unresolved complaints, you may mail a complaint to Coinbase Inc., 82 Nassau St #61234, New York, NY 10038

Tennessee Please note that this license and the required surety bond do not cover the transmission of virtual currency. Coinbase is licensed by the Tennessee Department of Financial Institutions as a money transmitter. The Tennessee Department of Financial Institutions does not regulate virtual currency.

Texas If you have a complaint, first contact the consumer assistance division of Coinbase at https://support.coinbase.com or (888) 908-7930. If you still have an unresolved complaint regarding the company\'s money transmission or currency exchange activity, please direct your complaint to: Texas Department of Banking, 2601 North Lamar Boulevard, Austin, Texas 78705, 1-877-276-5554 (toll free), www.dob.texas.gov.

Virginia Coinbase, Inc. is licensed by the Virginia State Corporation Commission as a money transmitter, but such license does not cover the transmission of virtual currency (Bitcoin).

Washington If you have a complaint, first contact the consumer assistance division of https://support.coinbase.com or 1-888-908-7930, and if you still have an unresolved complaint regarding the company's money transmission activity, please contact the Washington State Department of Financial Institutions, Division of Consumer Services using one of the following methods:

File a complaint online, mail or fax: https://dfi.wa.gov/consumers/loan-complaints Call us: 1-877-RING DFI (1-877-746-4334) Email us: CSEnforceComplaints@dfi.wa.gov

Appendix 5: Using Your Coinbase Card

1. Coinbase Card. When you hold Digital Currencies on Coinbase you may be given the option to apply for a Coinbase Visa Card ("**Card**") issued by MetaBank National Association ("**MetaBank**"). To use the Card, you must agree to the terms ("**Terms**") set out below **and** to the Coinbase Card Cardholder Agreement with MetaBank ("**Cardholder Agreement**").

1.1. Role of the Terms. These Terms govern the basis upon which Coinbase will provide you with the Card and your use of the Card, including within the Coinbase Site. The Card is issued to you by MetaBank and should be read in conjunction with the Cardholder Agreement and this User Agreement.

1.2. Role of the Card. The Card can be used to purchase goods and services from merchants at point of sale terminals, over the telephone, online, or on payment platforms, or withdraw cash from automated teller machines ("**ATMs**") that accept Visa cards

Services") to other Coinbase Customers and transferring funds to your Card Account to enable payments to merchants for the purchase of goods and services, and to you for ATM withdrawals, in Fiat Currency in the amount authorized by the Card Transaction (the "**Purchase Price**") with the proceeds of the Digital Currency Services.

1.4. Card Services. Pursuant to the terms of your Cardholder Agreement, you may use the Card to make various Card Transactions. When you use your Card to make a Card Transaction, you authorize the:

1.4.1. Sale of your Preferred Digital Currency in the amount of the Purchase Price plus the accompanying fees and charges described in the Cardholder Agreement and Section 1.11 of these Terms and Section 3.3 of this User Agreement (together, the "**Total Purchase Price**") and converted at the prevailing trading rate on Coinbase's trading platform ("**Exchange Rate**") (the "**Total Transaction Price**") from your Digital Currency Wallet; and

1.4.2. Transfer of the Total Purchase Price in Fiat Currency from your Coinbase USD Wallet to the Card Account so that MetaBank can facilitate the transfer of: (i) the Purchase Price to the merchant (i.e., for the purchase of goods and services) or to you (i.e., for ATM withdrawals), and (ii) any fees and charges described in the Cardholder Agreement, except for any fees and charges described in this User Agreement via the Visa Card Scheme ("**Card Scheme**").

1.5. Applying for the Card. If you apply for a Card, you will be required to provide certain personal information. You agree that we may share personal information you previously provided to us under our Privacy Policy to verify your identity, with MetaBank and with service providers acting on our behalf or on MetaBank's behalf solely to verify your identity or address, and/or to manage risk as required under applicable law. Personal information shared with MetaBank will be treated in accordance with its Privacy Policy. If you do not provide this information, or if MetaBank is unable to verify your identity with the information provided by Coinbase, your application for a Card will not be considered. We may refuse to facilitate processing of your application through MetaBank if we determine in our sole discretion that you are in breach of the terms of the User Agreement.

1.6. Activating the Card. You must sign a physical Card as soon as you receive it and must activate the Card to be able to use it. Activation instructions are set out on the packaging that the Card is attached to and within the Coinbase Site. A virtual Card can be used immediately upon receipt and does not need to be activated.

1.7. Using the Card.

1.7.1. You agree that you will use the Card in accordance with these Terms, this User Agreement, and the Cardholder Agreement.

1.7.2. Your consent will be required in order to use the Card to make a Card Transaction. You may give your consent in the following ways depending on the type of Card Transaction that you are trying to make and the information required by the merchant or ATM:

1.7.2.1. *Purchase of goods and services from a merchant on the merchant's premises from a point of sale terminal or withdrawing cash from an ATM*: You may be required to enter the personal identification number ("**PIN**") that we will arrange for you to receive from MetaBank (or that you may choose) from time to time unless the Card Transaction is being made via a contactless card reader in which case the presentation of the Card will be sufficient to demonstrate consent.

1.7.2.2. *Purchase of goods and services from a merchant by telephone, online, or on a payments platform*: You may be required to provide Card details such as the Card number, expiration date, and three digit security code from the reverse side of the Card.

1.8. Errors or Unauthorized Transactions. If you believe your Card has been lost or stolen, or that an error or unauthorized transaction has occurred, you should contact Coinbase Customer Service immediately by phone at 1-888-908-7930 or email at card@coinbase.com. Coinbase will not be liable for unauthorized transactions. See Section 3 of the Cardholder Agreement for more information regarding your liability for unauthorized transactions. See Section 8 of the Cardholder Agreement for information regarding Error Resolution.

1.9. Maximum Execution Time. The maximum execution time of the Card Transaction itself is dependent on actions being taken by the merchant, ATM owner, Card Scheme and/or other service providers. Coinbase will use commercially reasonable endeavors to comply with and adhere to the Card Scheme's settlement timing requirements.

1.10. Usage Limits. The usage limits for the Card are set out in Section 4 of your Cardholder Agreement.

1.11. Fees and Charges. When we perform the Digital Currency Services, Coinbase will charge fees and other charges, including spread, in accordance with this User Agreement. You can find a list of our fees and charges on our Pricing and Fees Disclosures page. These fees and charges apply in addition to any fees and charges included in your Cardholder Agreement. You are at all times responsible for the Total Purchase Price in Fiat Currency and the Total Transaction Price in Digital Currency when you make a Card Transaction.

the Exchange Rate applicable at the time of refund.

1.14. Information Regarding Card Transactions. You may find details regarding Card Transactions that you have executed in the Coinbase Card portal of the Coinbase Site ("**Coinbase Card Portal**").

1.15. Rewards Program. Your Card will be automatically enrolled in our digital assets rewards program ("**Rewards Program**") upon activation. You will then be able to opt-in to the Rewards Program by electing a digital asset from a range of digital assets that we may offer from time to time ("**Preferred Digital Asset**"). You will then be eligible to earn that Preferred Digital Asset in return for Card Transactions ("**Reward**") except for cash withdrawals. The amount of the Reward for a Card Transaction is calculated by multiplying the Purchase Price by the applicable Rewards Percentage which will be published within the Coinbase Card Portal from time to time. This amount will be deposited into your Digital Currency Wallet in your Preferred Digital Asset. Earned and redeemed Rewards will be reflected in your Card Transaction log. Your participation in the Rewards Program may result in you receiving miscellaneous income from Coinbase for tax purposes and we may be required to send you, and file with the IRS, tax forms for the year in which you participate and are awarded the benefits of the Rewards Program. You are responsible for learning about and paying any federal, state or local taxes that may apply to earning rewards. Please consult your tax advisor if you have any questions about your personal tax situation.

1.16. Exceptions to Rewards Program. We accept no responsibility for the goods or services purchased by you with your Card. All such disputes must be addressed directly with the merchant providing the relevant goods or services. If you receive a return, credit, or chargeback related to a Card Transaction from a merchant for any good or service and we have provided you with a Reward for that Card Transaction, we will be entitled to debit your Digital Currency Wallet the amount of the original Reward using the Exchange Rate applicable at the time of the Card Transaction. Upon the commencement of any proceedings by or against you under any bankruptcy or insolvency law, Rewards cannot be redeemed. We reserve the right to alter, change and/or terminate the Rewards Program, at any time and for any reason, which may result in the cancellation of unredeemed Rewards, upon written (including electronic) notice to you. In addition, we reserve the right to immediately disqualify you from the Rewards Program if you have violated these Terms or if you have, in our determination, misused the Rewards Program.

1.17. Right to Debit, Access, or Offset Other Coinbase Services. If for any reason you have insufficient Digital Currency in the relevant Digital Currency Wallet selected, or insufficient Fiat Currency in your USD Wallet to fund a Card Transaction, we reserve the right to debit, access, or offset the amount of all or part of the Card Transaction from any other Coinbase Service that you obtain from us, including but not limited to any Digital Currency or USD you hold today, or in the future, in any Digital Currency Wallet, USD Wallet, or in connection with any other Coinbase Services. This includes situations where Coinbase has granted you provisional credit in Digital Currency or Fiat Currency in connection with a disputed Card Transaction that is later resolved in favor of the opposing party.

1.18. Restriction, Suspension, and Termination. Card Transactions or your Card use may be restricted, suspended or terminated with immediate effect in situations where:

1.18.1. We are, in our reasonable opinion, required to do so by contract or by applicable law or any court or other authority to which we are subject in any jurisdiction;

1.18.2. We reasonably suspect you of acting in breach of these Terms (including any provision of this User Agreement), or the Cardholder Agreement;

1.18.3. We have concerns that a Card Transaction is erroneous or about the security of your Card or your Coinbase Account or we suspect the Coinbase Services are being used in a fraudulent or unauthorized manner;

1.18.4. We suspect money laundering, terrorist financing, fraud, or any other financial crime;

1.18.5. If your credit or debit card or any other valid payment method linked to your Digital Currency Wallet is declined;

1.18.6. Use of your Coinbase Account is subject to any pending litigation, investigation, or government proceeding and/or we perceive a heightened risk of legal or regulatory non-compliance associated with your Coinbase Account activity; or

1.18.7. You have insufficient Digital Currency in your Digital Currency Wallet to cover the Total Transaction Price of a relevant Card Transaction.

If Card Transactions, your Card use and/or any or all Coinbase Services are restricted, suspended or terminated in this way, we will (unless it would be unlawful for us to do so), provide you with notice of our actions and the reasons for refusal, restriction, suspension, or termination where appropriate, with the procedure for correcting any factual errors that led to the refusal, suspension or termination. In the event that we decline a card transaction and/or restrict, suspend, or terminate your use of the Card and any/or any or all Coinbase Services, we will reinstate the Card Transaction and/or lift the restriction, suspension, or termination as soon as reasonably practicable once the reasons for decline and/or restriction, suspension, or termination cease to exist.

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1.20.1.1. A merchant refusing to accept a Card;

1.20.1.2. Any breach by Coinbase of the User Agreement r due to abnormal or unforeseen circumstances beyond Coinbase's reasonable control, which would have been unavoidable despite all Coinbase's efforts to stop it;

1.20.1.3. MetaBank restricting, suspending, or terminating a Card or refusing to issue or replace a Card in accordance with these Terms;

1.20.1.4. MetaBank declining a Card Transaction that you make or attempt to make using a Card;

1.20.1.5. Coinbase restricting, suspending, or terminating your Digital Currency Wallet, USD Wallet, or any related Coinbase Services; or

1.20.1.6. Coinbase's compliance with any applicable laws and regulations.

1.20.2. Coinbase will not be liable for the goods or services that you purchase from a merchant using a Card.

1.20.3. Where a Card is faulty, Coinbase's liability shall be limited to assisting with the replacement of the Card.

Appendix 6: Consent to Utilize Assets

1. Lend. If you are eligible, you can opt-into earning interest by consenting to lend your eligible Digital Currency to Coinbase ("**Lend**"). Coinbase is not obligated to borrow any Digital Currency and may modify or suspend this program at any time upon notice. Once you have opted-in to Lend you will automatically earn interest on all eligible digital currencies (each a "**Loaned Digital Currency**") as described below in the "Calculation of Interest" section (such amounts, "**Lend Interest**"). If you are currently earning rewards on your Digital Currency under another Coinbase program (such as USDC Rewards), your eligible Digital Currency will be disenrolled from that program and opted into Lend (you will receive the rewards you have accrued but that are not yet distributed for the current calendar month). If at any time you are deemed ineligible, your enrollment in Lend will be similarly paused. You can opt-out of, or back into, Lend at any time by following the instructions here. If you opt-out of Lend or close your Coinbase.com account, you will forfeit the interest you have accrued but that is not yet credited for the current calendar month. Digital currencies held on Coinbase Pro are not eligible for Lend Interest.

2. Calculation of Interest. Interest is earned on a daily basis in the form of the Loaned Digital Currency at the then-current APY ("**Lend APY**"). Lend interest accrues daily but is credited to your account monthly. Our current interest rate which is based on several factors that may include borrowing demand, the overall lendable supply, and general market conditions can be found here. Our current Lend APY, which includes the effect of monthly compounding, can be found here. Interest which will be paid in the form of the Loaned Digital Currency will be earned in a particular month is airdropped into your Coinbase.com wallet within 5 business days after the start of the next calendar month. Lend interest distributed to you is rounded-down to the nearest sixth decimal place. We use the Daily Balance Method to determine the interest you earn for a particular day, using your average balance of a Loaned Digital Currency on that specific day as that day's balance. The rate used to determine interest earned for a particular day is the then current Lend APY divided by 365.

3. Changes to Interest. We reserve the right to change the Lend APY at any time by notification here and by other reasonable means of notice (including e-mail). Unless otherwise stated in the notice, no change will be effective until the first day of the calendar month after such notice is made. We reserve the right to add, change, or delete any provision of these terms and to terminate the Lend APY program, or your participation in the program, at any time upon notice made in the same manner.

4. Consent to Lend. By opting into Lend, you acknowledge that you are loaning your eligible digital currencies to Coinbase and that sections 2.6.1 and 2.6.2 of this Agreement no longer apply. You understand and agree that by electing to participate in Lend (i) your eligible Digital Currency will no longer be custodied with Coinbase and Coinbase will have no legal obligation to custody your Digital Currency pursuant to its licensure as a money transmitter; (ii) Coinbase has the authority to use your Loaned Digital Currency in any manner it chooses; and (iii) Coinbase is under no obligation whatsoever to disclose how it uses your Loaned Digital Currency. Your

Lend APY does not vary based on what we do with your Loaned Digital Currency. You also understand that while you may request the return of your Loaned Digital Currency at any time (each a "**Return Request**"), and we will endeavour to process all Return Requests as expeditiously as reasonably possible, the return of Loaned Digital Currency may take up to seven (7) days. You will not be able to sell or otherwise transfer any Loaned Digital Currency after you have made a Return Request until it is actually received in your Coinbase wallet. Coinbase expressly disclaims any loss, liability or damage, whether direct or indirect, which you may suffer as a result of any

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instructions to take any similar action with respect to the Loaned Digital Currency while loaned to Coinbase. To the extent that Coinbase elects, in its sole discretion, to support any supplemental protocols in accordance with Section 2.4 of the User Agreement, you shall be entitled to receive all distributions, forks, airdrops and other items of value distributed on account of the Loaned Digital Securities (not including Lend Interest). You shall bear all risk of loss or possibility of gain with respect to changes in the value of the Loaned Digital Securities during the period of the loan.

5. Acknowledgement of Risk. By opting into Lend, you are acknowledging the following: Lend is not a checking account nor a bank savings account, and Coinbase is not a bank. By participating in Lend, you are making a loan of your eligible Digital Currency to Coinbase, Coinbase is your counterparty and you will have only a contract claim against Coinbase for the return of Loaned Digital Currency. As with any loan transaction, you could lose all your Loaned Digital Currency if we are unable to repay your loan. Coinbase does not provide you with collateral for the Loaned Digital Currency. You acknowledge that while you have the right to make a Return Request at any time, if Coinbase becomes insolvent or bankrupt or is placed in receivership your Loaned Digital Currency may be lost. Your Loaned Digital Currency is not protected by the Federal Deposit Insurance Corporation, the Securities Investor Protection Corporation or other insurance.

Coinbase may use Loaned Digital Currency in its sole discretion, including uses which generate returns for Coinbase in excess of the Lend APY, which Coinbase is entitled to as compensation for Lend. Any returns generated by the use of Loaned Digital Currency are not returned to you as part of Lend interest. Therefore, although the interest rate will be determined in accordance with Section 2, the interest rate is determined by Coinbase and Coinbase may have a conflict of interest with you in setting the Interest Rate.

Lend is only a means of realizing income in the form of Lend APY and does not provide downside protection or a "hedge" against your portfolio of digital currencies.

Many Coinbase products are subject to significant regulatory uncertainty and could implicate a variety of laws and regulations worldwide. At any time, increasingly strict legal or regulatory requirements may result in changes to our business or products, including Lend.

6. Tax. The tax treatment of Loaned Digital Currencies is uncertain, and users should consult their tax advisors regarding their particular circumstances. It is your responsibility to determine what taxes, if any, arise due to your participation in Lend, and to collect, report, and/or remit the correct tax to the appropriate tax authority. Coinbase will withhold and/or make any tax filings required by applicable law, but Coinbase is not responsible for determining whether taxes apply to your participation in Lend, or for collecting, reporting, or remitting any taxes that arise from your participation. You are responsible for complying with all applicable Federal, state, and foreign laws, and agree that Coinbase is not responsible for determining which laws (tax or otherwise) may apply to your transactions. You are solely responsible for reporting and paying any applicable taxes arising from your participation in Lend, and acknowledge that Coinbase does not provide investment, legal, or tax advice to you in connection with such participation.

7. Monitoring of Loaned Digital Currency. You can monitor your Loaned Digital Currency by accessing your account on the Coinbase Site.

Part 2. COINBASE PRO

1. Coinbase Pro Accounts

1.1 Access to Coinbase Pro. Eligible users may establish an account at Coinbase Pro (at pro.coinbase.com), an order book exchange platform for Digital Currencies. Coinbase does not offer Coinbase Pro to customers in all jurisdictions. This Part 2 of the User Agreement applies to you if you access Coinbase Pro.

1.2 Order Books. Coinbase Pro offers an order book for various Digital Currency and Fiat Currency trading pairs (each an 'Order Book'). Refer to your Coinbase Pro account to determine which Order Books are available to you.

1.3 Your Coinbase Pro Account. Your Coinbase Pro Account consists of the following.

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1.4 Deposits. You may fund your Coinbase Pro Account by depositing Digital Currency and/or Fiat Currency from your basic Coinbase Account, Bank Account or an external Digital Currency address into your Coinbase Pro Account. Funds in your Coinbase Pro Account can be used only to trade on Coinbase Pro.

1.5 Withdrawals. You may withdraw Digital Currency from your Coinbase Pro Account by transfer to your basic Coinbase Account or to an external Digital Currency address. You may withdraw Fiat Currency from your Coinbase Pro Account to your basic Coinbase Account or directly to your Bank Account.

ALL DEPOSITS AND WITHDRAWALS MAY BE SUBJECT TO LIMITS. ALL LIMITS WILL BE DISPLAYED IN YOUR Coinbase Pro ACCOUNT.

1.6 Withdrawal Fees. Coinbase may also charge a fee on certain Fiat Currency deposit or withdrawal methods (e.g. bank wire). All such fees will be clearly displayed in your Coinbase Pro Account.

2. Trading Rules and Trading Fees

2.1 Trading Rules. By accessing Coinbase Pro through pro.coinbase.com or Coinbase Pro API, you accept and agree to be bound by the Trading Rules

2.2. Trading Fees. By placing an order on Coinbase Pro, you agree to pay all applicable fees and you authorize Coinbase to automatically deduct fees directly from your Coinbase Pro Account. Trading Fees are set forth in the Trading Rules and at pro.coinbase.com/fees

3. General Use, Restrictions, and Cancellation

3.1. Trading Account Use. By using a Coinbase Pro Account you agree and represent that you will use Coinbase Pro only for yourself as Account owner, and not on behalf of any third party, unless you have obtained prior approval from Coinbase. You may not sell, lease, furnish or otherwise permit or provide access to your Trading Account to any other entity or to any individual that is not your employee or agent. You accept full responsibility for your employees' or agents' use of Coinbase Pro, whether such use is directly through Coinbase Pro website or by other means, such as those facilitated through API keys, and/or applications which you may authorize. You understand and agree that you are responsible for any and all orders, trades, and other instructions entered into Coinbase Pro including identifiers, permissions, passwords, and security codes associated with your Coinbase Pro Account.

3.2. Suspension and Cancellation. We may suspend your Coinbase Pro Account or your access to any one for more Order Books in accordance with the User Agreement Account suspension and termination provisions. Suspension or termination of your Coinbase Pro Account shall not affect the payment of fees or other amounts you owe to Coinbase. In the event that your Basic Coinbase Account is suspended or terminated, we will immediately cancel all open orders associated with your Coinbase Pro Account, block all withdrawals and bar the placing of further orders until resolution or Account cancellation.

3.3. No Warranty. We do not represent that Coinbase Pro and/or its constituent Coinbase Pro Accounts, APIs, and related services, will be available without interruption. Although we will strive to provide you with continuous operations, we do not guarantee continuous access or that there will be no delays, failures, errors, omissions or loss of transmitted information, nor do we guarantee that any order will be executed, accepted, recorded, or remain open. Coinbase reserves the right to cancel any open trades and/or suspend Coinbase Pro activity in accordance with the Trading Rules.

3.4. No Investment Advice or Brokerage. For the avoidance of doubt, Coinbase does not provide investment, tax, or legal advice, nor does Coinbase broker trades on your behalf. All Coinbase Pro trades are executed automatically, based on the parameters of your order instructions and in accordance with posted Trade execution procedures, and you are solely responsible for determining whether any investment, investment strategy or related transaction is appropriate for you based on your personal investment

objectives, financial circumstances and risk tolerance. You should consult your legal or tax professional regarding your specific situation.

3.5. Debts. In the event that there are outstanding amounts owed to us hereunder, including in your Coinbase Account, Coinbase reserves the right to debit your Coinbase Pro Account accordingly and/or to withhold amounts from funds you may transfer from your

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